EXHIBIT 10.5

NOTICE OF GRANT OF STOCK OPTIONS	CapitalSource Inc.
ID: 35-2206895
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

[Name]	Option Number:
[Address]	Plan: Y2KB
ID:
Effective [DATE], you have been granted a Non-Qualified Stock Option (the “Option”) to buy [NUMBER] shares of CapitalSource Inc. (the “Company”) common stock at [PRICE] per share (the “Option Price”).
The Option shall vest as follows:

Shares	Vest Type	Vest Date	Expiration

By your signature and the Company’s signature below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the attached Option Agreement and the Company’s Third Amended and Restated Equity Incentive Plan, as amended, all of which are available on the Company’s intranet and on DocServer, the Company’s internal document management system in the System View named Equity Incentive Plan.

CapitalSource Inc.	Date

[NAME]	Date

CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
NON-QUALIFIED OPTION AGREEMENT

Non-qualified Option	This Agreement evidences an award of a Stock Option exercisable for that number of shares of Stock set forth on your Notice of Grant of Stock Options to which this Agreement is attached (“Grant Notice”) and subject to the vesting and other conditions set forth herein, in the Plan and on the Grant Notice. This option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Stock Option	During your lifetime, only you (or, in the event of your legal incapacity or Incompetency, your guardian or legal representative) may exercise the Stock Option. The Stock Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Stock Option will immediately become forfeited.

Notwithstanding these restrictions on transfer, the Board or the Committee may authorize, in its sole discretion, the transfer of a vested Stock Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Vesting	Your Stock Option shall vest in accordance with the vesting schedule shown in the Grant Notice so long as you continue in Service on the vesting dates set forth on the Grant Notice, and is exercisable only as to its vested portion.

Notwithstanding your vesting schedule, your the Stock Option will become 100% vested upon your termination of Service due to your death or Disability if you have provided Services to the Company for at least one (1) year at the time your Service terminates.

Forfeiture of Unvested Stock Options / Term	Unless the termination of your Service triggers accelerated vesting of your Stock Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company those portions of the Stock Option that have not yet vested in the event your Service terminates for any reason.

Expiration of Vested Options After Service	If your Service terminates for any reason, other than death, Disability or Cause, then the vested portion of your Stock Option will expire at the close of business at Company headquarters on the 90th day after

Terminates	your termination date.

If your Service terminates because of your death or Disability, or if you die during the 90 day period after your termination for any reason (other than Cause), then the vested portion of your Stock Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Stock Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Stock Option and the Stock Option shall immediately expire.

In all events, your Stock Option will expire on the Expiration Date shown on the Grant Notice. Your Stock Option will expire earlier if your Service terminates, as described herein.

Forfeiture of Rights	If you should take actions in material violation or breach of any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to all or a portion of any Stock Options awarded under this Agreement, and any such forfeited Stock Options shall immediately expire; provided, however that the value of the forfeited Stock Options shall not exceed [120%] of the Company’s good faith determination of the maximum amount of its and its affilliates’ aggregate potential or actual damages arising out of such violation or breach.

In addition, if you have vested in or exercised any Stock Options awarded under this Agreement during the two year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares) in an amount determined as follows: (1) for any Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the Option exercise price for such shares, and (2) for any Shares that you still own, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date you receive notice from the Company, less the Option exercise price for such shares (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Shares or any other Shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion); provided, however, that the value of the cash payment required by the foregoing shall not exceed [120% of] the Company’s good faith determination of the maximum amount of its and its affiliates’ aggregate potential or actual damages arising out of your violation or breach.

The foregoing forfeiture and payment obligations shall not apply after the occurrence of a [Change in Control/Corporate Transaction].

The foregoing forfeiture and payment obligations are not intended, and shall not be construed, to be a limitation on the Company’s right to otherwise seek in full the recovery from you of any and all damages arising out of your actions under all applicable agreements, laws or otherwise.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines; in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	The Stock Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Stock Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Stock Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you exercise your Stock Option, you must include payment of the Option Price indicated on the Grant Notice for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The Fair Market Value of the shares as of the effective date of the option exercise will be applied to the Option Price.

• To the extent a public market exists for the shares of Stock as determined by the Company, delivery (in a form prescribed or accepted by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares subject to the Stock Option and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes.

Evidence of Issuance	The issuance of the shares upon exercise of this Stock Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates. You will have no further rights with regard to a Stock Option once the share of Stock related to such Stock Option has been issued.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Stock Option exercise or sale of Stock acquired under this Stock Option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Stock Option or sale of Stock arising from this Stock Option, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and this Stock Option do not give you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other written agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until the Stock has been issued upon exercise of your Stock Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Flan.

Your Stock Option shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated Grant Notice and the Plan constitute the entire understanding between you and the Company regarding this Stock Option. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter unless otherwise provided herein, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the Grant Notice and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.
By signing the Grant Notice, you agree to all of the terms and conditions described above and in the Plan.